As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 033-74492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACTEL CORPORATION

(Exact name of registrant as specified in its charter)

California	77-0097724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2061 Stierlin Court

Mountain View, California 94043-4655

(Address of principal executive offices)

1986 INCENTIVE STOCK OPTION PLAN

1993 EMPLOYEE STOCK PURCHASE PLAN

1993 DIRECTORS’ STOCK OPTION PLAN

(Full title of the plan)

John A. Caruso

President and Chief Executive Officer

c/o Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

(949) 221-7100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Warren T. Lazarow, Esq.

Loren J. Weber, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025-7019

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Actel Corporation, a California corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 28, 1994 (File No. 033-74492) (the “Registration Statement”) to deregister shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), originally registered by the Registrant pursuant to the Registration Statement.

On October 2, 2010, Microsemi Corporation, a Delaware corporation (“Microsemi”), Artful Acquisition Corp., a California corporation and a wholly-owned subsidiary of Microsemi (“Purchaser”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Microsemi acquired the Registrant by means of a tender offer by Purchaser for all of the outstanding shares of the Registrant’s Common Stock, followed by the merger of Purchaser with and into the Registrant (the “Merger”).

The tender offer was consummated on November 2, 2010.

On November 2, 2010, after the successful consummation of the tender offer and the exercise of a top-up option to purchase shares of the Registrant’s Common Stock granted to Microsemi under the Merger Agreement, Purchaser acquired over 90% of the outstanding shares of the Registrant’s Common Stock and was merged with and into the Registrant in accordance with the short-form merger procedures under the California General Corporation Law. The Merger became effective on November 2, 2010, upon the filing of a certificate of ownership and an agreement of merger with the Secretary of State of the State of California.

Following the completion of the Merger, the Registrant terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 5, 2010.

ACTEL CORPORATION

By:	/s/ JOHN A. CARUSO
John A. Caruso President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN A. CARUSO John A. Caruso	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2010

/S/ JAMES J. PETERSON James J. Peterson	Vice President and Director (Executive Officer)	November 5, 2010

/S/ JOHN W. HOHENER John W. Hohener	Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	November 5, 2010